Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-291874 on Form S-4/A of our reports dated February 27, 2025 relating to the financial statements of Prosperity Bancshares, Inc. and the effectiveness of Prosperity Bancshares, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Prosperity Bancshares, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas

December 16, 2025